UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013

INTERNATIONAL GAME TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-10684	88-0173041
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 South Buffalo Drive Las Vegas, Nevada 89113
(Address of Principal Executive Offices) (Zip Code)

(702) 669-7777

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On November 7, 2013, International Game Technology (the “Company”) entered into an accelerated stock repurchase agreement (the “ASR Agreement”) with BNP Paribas (“BNPP”).  Pursuant to the ASR Agreement, the Company will repurchase approximately $200 million of its common stock from BNPP.  The total number of shares that will be repurchased will be determined based on the daily volume weighted average market price of the Company’s common stock (“VWAP”) over the term of the ASR program, less a discount.  The ASR program is expected to be completed no later than approximately two and a half months, although the completion date may be accelerated.  The ASR Agreement also includes a cap that establishes a minimum number of shares to be delivered to the Company by BNPP.  Initially, BNPP has agreed to deliver a portion of the shares of the Company’s common stock underlying the ASR Agreement to the Company on or before November 8, 2013, and may be obligated to deliver additional shares upon final settlement.

The ASR Agreement also includes other terms customary for similar agreements of this type, including terms that allow BNPP to make adjustments to the economic terms of the transaction (such as the discount to VWAP and/or the minimum number of shares to be delivered) and/or terminate the transaction following the occurrence of certain specified events, including major corporate transactions involving the Company.

The Company will pay an initial purchase price of $200 million to BNPP on November 8, 2013.  The Company expects to fund the payment using cash on hand.

BNPP and its affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY

Date: November 7, 2013	By:	/s/ Paul C. Gracey, Jr.
Paul C. Gracey, Jr.
General Counsel and Secretary